Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 1, 2013, with respect to the consolidated balance sheets of Duke/Hulfish LLC and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement Schedule III, incorporated herein by reference.

/s/ KPMG LLP

Indianapolis, Indiana

June 28, 2013